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                                   EXHIBIT 11

                    SENECA FOODS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                        (In thousands except share data)




                                                                              Three Months Ended                 Nine months Ended

                                                                         12/27/97           12/28/96        12/27/97        12/28/96
                                                                         --------           --------        --------        --------


Net Earnings (Loss) Applicable to Common Stock:

    Net Earnings (Loss)                                         $           (1,240) $           359  $           (861) $      7,896
    Deduct Preferred Cash Dividends                                              6                6                17            17
                                                                 ------------------------------------------------------------------
        Net Earnings (Loss) Applicable to
      Common Stock Basic                                        $           (1,246) $           353  $           (878) $      7,879
                                                                ===================================================================

    Net Earnings (Loss) Applicable to
      Common Stock Basic                                        $           (1,246) $           353  $           (878) $      7,879
    Add Preferred Cash Dividends
      on Convertible Preferred                                                   5                5                15            15
                                                                 ------------------------------------------------------------------
        Net Earnings (Loss) Applicable to
      Common Stock Diluted                                      $           (1,241) $           358  $           (863) $      7,864
                                                                ===================================================================

Weighted Average Common
  Shares Outstanding Basic                                               5,939,680        5,939,680         5,939,680     5,939,680
Effect of Common Stock Equivalents                                          67,390           67,390            67,390        67,390
                                                                -------------------------------------------------------------------
Weighted Average Common Shares Out-
  standing for Diluted                                                   6,007,070        6,007,070         6,007,070     6,007,070
                                                                 ==================================================================

Basic (Loss) Earnings Per Share                                   $           (.21)   $         .06       $       (.15) $      1.33
                                                                  =================================================================

Diluted (Loss) Earnings Per Share                                 $           (.21)   $         .06       $       (.14) $      1.31
                                                                  =================================================================

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